News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                             For Immediate Release

                Southwest Georgia Financial Corporation Reports
                     Results for the Third Quarter of 2010

           *  Nonperforming assets down 35%
           *  Capital ratios well above regulatory requirements
           *  Average deposits up 8%

MOULTRIE, GEORGIA, October 22, 2010 -- Southwest Georgia Financial Corporation (NYSE Amex: SGB), a full service community bank holding company, today reported net income of $239 thousand for the third quarter of 2010, down $228 thousand, when compared with net income of $467 thousand for the third quarter of 2009. This decrease was mainly the result of lower noninterest income which was impacted by lower income from mortgage banking services and a provision for market value change of foreclosed property.
Net interest income and noninterest expense remained relatively flat compared with last year's third quarter. On a per diluted share basis, earnings decreased to $0.09 for the third quarter of 2010 from $0.18 for the third quarter of 2009.

DeWitt Drew, President and CEO commented, "Our third quarter results, although positive, continued to be challenged by low interest rates and the sluggish economic environment. With interest rates remaining at historic lows, we expect this tough operating environment to continue for the near-term. Our expansion into the Valdosta market is proving worthwhile. We are seeing solid loan growth there and are now experiencing some deposit growth there as well, since opening the new full-service banking center in June of this year."

Return on average equity for the third quarter of 2010 decreased to 3.49% compared with 7.71% for the same period in 2009. Return on average assets for the quarter was 0.31%, a decrease of 36 basis points when compared with the same period in 2009.

For the first nine months of 2010, net income was $1.55 million compared with net income of $1.11 million for the same period in 2009. The growth in net income reflects a $535 thousand net gain on the sale of securities and a measurable decline in operating expenses. Earnings per diluted share for the first nine months of 2010 were $0.61, up 41.9% compared with earnings per diluted share of $0.43 for the same period in 2009. Year-to-date return on average equity increased to 7.74% compared with 6.19% for the same period last year, while return on average assets increased 15 basis points to 0.69%.

Balance Sheet Trends and Asset Quality

At September 30, 2010, total assets were $310.9 million, up from $278.4 million at the end of last year's third quarter, and up from $291.0 million at December 31, 2009. This increase was due to higher overnight interest-bearing balances with the Federal Reserve Bank funded by an end of quarter
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spike in public deposits.  Loan balances at the end of the current quarter were $161.3 million, up slightly from the 2009 year-end balance, and up $3.9 million, or 2.5%, from the end of September 2009.

The loan loss reserve coverage to total loans was 1.86% at the end of the third quarter of 2010 compared with 1.54% at the end of the third quarter of 2009. Nonperforming assets were reduced to $3.7 million, or 1.18% of total assets, in the third quarter of 2010, down from $5.6 million, or 2.01% of total assets in the same period last year. There were $3.1 million of foreclosed properties in nonperforming assets at the end of the current quarter compared with $3.8 million at the prior year end.

Mr. Drew noted, "Beginning in the latter part of 2009, we began repositioning our investment portfolio. We sold longer-term mortgage backed securities that had substantial prepayment speed risk in the current environment. We shortened the duration of the portfolio and have managed to maintain about the same level of net interest income. We also made the decision to sell our portfolio of corporate notes and reduce credit risk."

Total deposits were up 13.7% to $253.6 million at the end of the third quarter of 2010 from the end of the third quarter of 2009. The quarter-end deposit balance was above normal from large deposits in a public account of approximately $15 million. Quarterly average deposits were up 7.9% to $243.4 million compared with $225.6 million in the same quarter last year. The year-over-year average increase was primarily due to higher money market and transactional account balances.

Shareholders' equity grew to $27.3 million as of September 30, 2010 compared with $25.0 million at September 30, 2009, and $25.5 million at the end of 2009. On a per share basis, book value was $10.72 at the end of the third quarter, up from $9.83 at the end of the third quarter in 2009. The Corporation maintained a strong capital position with a total risk-based capital ratio of 17.43% at September 30, 2010, in excess of the minimum regulatory guidelines of 10% for a well capitalized financial institution. The Corporation has approximately 2.5 million shares of common stock outstanding.

Revenue and Expenses

Net interest income before provision for loan losses remained relatively flat at $2.47 million for the third quarter of 2010 compared with $2.49 million for the same period in 2009. During the current quarter, the Corporation provisioned $150 thousand for loan losses compared with a $140
thousand for the same period of the prior year.    Total interest income
decreased to $3.17 million when compared with $3.40 million in the third quarter of 2009, reflecting lower interest income from investment securities of $359 thousand partially offset by higher interest and fees earned on loans of $117 thousand. The Corporation's net interest margin was 3.76% for the third quarter of 2010, down 37 basis points from the same period last year. The decline in net interest margin was mainly impacted from the reinvestment of securities which were either called, matured, and/or sold into overnight balances carried at the Federal Reserve Bank or lower yielding securities. Total interest expense was $706 thousand for the third quarter of 2010, down $206 thousand from the same period a year ago, primarily due to a lower interest rate environment. The average rate paid on interest-bearing time deposits decreased 65 basis points for the quarter compared with the same period a year ago.

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Noninterest income, which was 24.2% of the Corporation's total revenue for the quarter, decreased $282 thousand, or 21.8%, to $1.01 million when compared with last year's third quarter. The majority of this decrease was related to the previously noted $102 thousand decline in mortgage banking revenue. Also negatively impacting noninterest income was service charges on deposit accounts, which decreased $70 thousand, or 14.8%, and a provision for market value changes in foreclosure property of $75 thousand in the third quarter of 2010. Also, we recognized a $24 thousand loss on the sale of other assets. These decreases were partially offset by revenue from trust, retail brokerage, and insurance services which increased $19 thousand, $5 thousand, and $6 thousand, respectively, compared with the prior year's third quarter.

Total noninterest expense increased slightly to $3.07 million from $3.01
million for the third quarter of 2009.   Most of this increase was related
to the opening of the Valdosta banking center in June and was primarily in salary and employee benefits of $46 thousand, as well as in occupancy, equipment, and data processing expenses. Increases in noninterest expense were partially offset by a decrease in other operating expenses of $55 thousand due to lower legal fees compared with the same period last year.

Review of First Nine Months of 2010

Net interest income for the nine months of 2010 was 3.9% higher at $7.60 million compared with $7.32 million for the same period in 2009, primarily due to $617 thousand lower interest paid on deposits. Net interest income after the $450 thousand provision for loan losses was $7.15 million for the first nine months of 2010 compared with $6.93 million in net interest income after a provision for loan losses of $386 thousand for the same period in 2009. Net interest margin was 3.92% for the first nine months of 2010, down from 4.11% in the same period a year ago.

For the first nine months of 2010, noninterest income was $3.94 million, up 5.9% from the same period in 2009. The majority of the increase was due to a $535 thousand gain on the sale of securities recognized in the second quarter of 2010. Income from insurance services increased $52 thousand, or 6.5%, when compared with the nine-month period in 2009. Revenue from trust services and income from retail brokerage services increased $29 thousand and $41 thousand, respectively when compared with the same period in 2009. These increases in revenue were partially offset by a $200 thousand provision for change in market value of foreclosed properties and a decrease in service charges on deposit accounts of $133 thousand, or 10.1%, when compared with the same period of 2009.

Noninterest expense decreased $341 thousand to $9.02 million for the first nine months of 2010 compared with the same period last year. The change was due to a $745 thousand, or 27.7%, decrease in other operating expenses, a reflection of lower legal expense and insurance assessments to the FDIC. This decline was partially offset by expenses due to the new Valdosta banking center which is reflected primarily in higher salary and employee benefits, occupancy, equipment, and data processing expenses.

Mr. Drew concluded, "We are focused on and have had recent success in strengthening our balance sheet and improving our credit quality. However, given the state of our local economy, we expect continued pressure. We are also anticipating the costs of regulatory compliance to increase in the future for all financial institutions due to recently enacted legislation and regulation."
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Dividends and Share Repurchases

In February 2010, the Corporation paid a cash dividend of $0.10 per common share. The Corporation's objective is to retain sufficient equity required to support efforts to capture greater market share and expand outside of its historic footprint.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $311 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, Worth County, and Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, and the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.









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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION
                 (Dollars in thousands except per share data)

                                          (Unaudited)    (Audited)   (Unaudited)
                                          September 30, December 31, September 30,
                                              2010         2009          2009
ASSETS
Cash and due from banks                    $   4,908     $  10,050     $   8,542
Interest-bearing deposits in banks            38,893        13,247         4,151
Investment securities available for sale      40,452        62,008        78,674
Investment securities held to maturity        44,535        24,195         9,653
Federal Home Loan Bank stock, at cost          1,650         1,650         1,650
Loans, less unearned income and discount     161,297       160,230       157,377
 Allowance for loan losses                  (  3,002)     (  2,533)     (  2,428)
    Net loans                                158,295       157,697       154,949
Premises and equipment                         9,175         7,777         7,362
Foreclosed assets, net                         3,097         3,832         3,867
Intangible assets                                693           848           900
Other assets                                   9,153         9,704         8,676
    Total assets                           $ 310,851     $ 291,008     $ 278,424
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 NOW accounts                              $  28,461     $  25,075     $  23,542
 Money market                                 53,187        45,694        39,366
 Savings                                      22,035        21,365        21,467
 Certificates of deposit $100,000 and over    31,023        30,190        30,289
 Other time accounts                          67,921        72,085        73,486
    Total interest-bearing deposits          202,627       194,409       188,150
 Noninterest-bearing deposits                 51,021        41,022        35,004
    Total deposits                           253,648       235,431       223,154

 Other borrowings                              5,000         5,000         5,000
 Long-term debt                               21,000        21,000        21,000
 Accounts payable and accrued liabilities      3,890         4,047         4,233
    Total liabilities                        283,538       265,478       253,387
Shareholders' equity:
 Common stock - par value $1;  5,000,000
  shares authorized; 4,293,835 shares
   issued (*)                                  4,294         4,294         4,294
 Additional paid-in capital                   31,701        31,701        31,702
 Retained earnings                            17,622        16,325        15,619
 Accumulated other comprehensive income     (    190)     (    676)     (    464)
    Total                                     53,427        51,644        51,151
Treasury stock - at cost (**)               ( 26,114)     ( 26,114)     ( 26,114)
    Total shareholders' equity                27,313        25,530        25,037
    Total liabilities and
     shareholders' equity                  $ 310,851     $ 291,008     $ 278,424

*  Common stock - shares outstanding       2,547,837     2,547,837     2,547,837
** Treasury stock - shares                 1,745,998     1,745,998     1,745,998



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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                  CONSOLIDATED INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)

                                                For the Three Months  For the Nine Months
                                                 Ended September 30,   Ended September 30,
                                                   2010*      2009*      2010*      2009*
Interest income:
 Interest and fees on loans                    $   2,503  $   2,386  $   7,467  $   7,023
 Interest and dividend on securities
  available for sale                                 397        905      1,615      2,758
 Interest on securities held to maturity             253        104        704        316
 Dividends on Federal Home Loan Bank stock             3          2          4          2
 Interest on deposits in banks                        17          6         47         22
     Total interest income                         3,173      3,403      9,837     10,121
Interest expense:
 Interest on deposits                                496        710      1,611      2,228
 Interest on federal funds purchased                   0          1          0          1
 Interest on other borrowings                         41         12        111        134
 Interest on long-term debt                          169        189        514        442
     Total interest expense                          706        912      2,236      2,805
     Net interest income                           2,467      2,491      7,601      7,316
Provision for loan losses                            150        140        450        386
     Net interest income after provision
      for losses on loans                          2,317      2,351      7,151      6,930
Noninterest income:
 Service charges on deposit accounts                 402        472      1,188      1,321
 Income from trust services                           66         47        187        158
 Income from retail brokerage services                58         53        229        188
 Income from insurance services                      237        231        848        796
 Income from mortgage banking services               309        411        997      1,038
 Provision for foreclosed property losses            (75)         0       (200)         0
 Net loss on the sale or abandonment of assets       (24)         0        (21)         0
 Net gain on the sale of securities                    0         34        535         34
 Other income                                         39         46        174        183
     Total noninterest income                      1,012      1,294      3,937      3,718
Noninterest expense:
 Salary and employee benefits                      1,739      1,693      5,178      4,865
 Occupancy expense                                   238        219        653        637
 Equipment expense                                   201        167        560        495
 Data processing expense                             178        170        530        520
 Amortization of intangible assets                    52         52        156        156
 Other operating expense                             664        719      1,946      2,691
     Total noninterest expense                     3,072      3,020      9,023      9,364
Income before income tax expense                     257        625      2,065      1,284
Provision for income taxes                            18        158        513        177
     Net income                                $     239  $     467  $   1,552  $   1,107

Net income per share, basic                    $    0.09  $    0.18  $    0.61  $    0.43
Net income per share, diluted                  $    0.09  $    0.18  $    0.61  $    0.43
Dividends paid per share                       $       -  $       -  $    0.10  $    0.07
Basic weighted average shares outstanding      2,547,837  2,547,837  2,547,837  2,547,837
Diluted weighted average shares outstanding    2,547,837  2,547,837  2,547,913  2,547,837

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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At September 30                            2010          2009
Assets                                  $ 310,851     $ 278,424
Loans, less unearned income & discount  $ 161,297     $ 157,377
Deposits                                $ 253,648     $ 223,154
Shareholders' equity                    $  27,313     $  25,037

                                       Three Months          Nine Months
                                     Ended September 30,  Ended September 30,
                                        2010     2009       2010     2009
Performance Data & Ratios

Net income                            $   239  $   467    $ 1,552  $ 1,107
Earnings per share, basic             $  0.09  $  0.18    $  0.61  $  0.43
Earnings per share, diluted           $  0.09  $  0.18    $  0.61  $  0.43
Dividends paid per share              $     -  $     -    $  0.10  $  0.07
Return on assets                         0.31%    0.67%      0.69%    0.54%
Return on equity                         3.49%    7.71%      7.74%    6.19%
Net interest margin (tax equivalent)     3.76%    4.13%      3.92%    4.11%
Dividend payout ratio                    0.00%    0.00%     16.42%   16.11%
Efficiency ratio                        85.64%   77.52%     76.22%   82.32%

Asset Quality Data & Ratios

Total nonperforming loans             $   508  $ 1,527    $   508  $ 1,527
Total nonperforming assets            $ 3,657  $ 5,590    $ 3,657  $ 5,590
Net loan charge offs                  $    57  $   222    $   (20) $   333
Reserve for loan losses to total loans   1.86%    1.54%      1.86%    1.54%
Nonperforming loans/total loans          0.31%    0.97%      0.31%    0.97%
Nonperforming assets/total assets        1.18%    2.01%      1.18%    2.01%
Net charge offs (recoveries)/
 average loans                           0.14%    0.57%     (0.02)%   0.30%

Capital Ratios

Average common equity to
 average total assets                    8.98%    8.70%      8.89%    8.66%
Tier 1 capital ratio                    16.18%   14.49%     16.18%   14.49%
Tier 1 leverage ratio                    8.76%    8.85%      8.76%    8.85%
Total risk based capital ratio          17.43%   15.74%     17.43%   15.74%
Book value per share                  $ 10.72  $  9.83    $ 10.72  $  9.83
Tangible book value per share         $ 10.45  $  9.47    $ 10.45  $  9.47






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

Quarterly                               3rd Qtr   2nd Qtr   1st Qtr   4th Qtr   3rd Qtr
Averages                                 2010      2010      2010      2009      2009
Assets                                 $305,419  $298,618  $297,496  $287,348  $278,502
Loans, less unearned income & discount $160,584  $160,761  $160,451  $159,180  $154,422
Deposits                               $243,395  $242,010  $241,100  $230,903  $225,634
Equity                                 $ 27,412  $ 26,727  $ 26,012  $ 25,402  $ 24,237
Return on assets                           0.31%     1.21%     0.55%     0.98%     0.67%
Return on equity                           3.49%    13.56%     6.26%    11.11%     7.71%
Net income                             $    239  $    906  $    407  $    706  $    467
Net income per share, basic            $   0.09  $   0.36  $   0.16  $   0.28  $   0.18
Net income per share, diluted          $   0.09  $   0.36  $   0.16  $   0.28  $   0.18
Dividends paid per share               $      -  $      -  $   0.10  $      -  $      -










































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